Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Chesha Kamieniecki
AT CTIA 2006	510-749-1560
Both 1106

UTStarcom Personal Communications President, Philip Christopher

Addresses Media and Analysts at CTIA Wireless 2006

LAS VEGAS, NV (April 5, 2006)—Philip Christopher, President of UTStarcom Personal Communications, a division of UTStarcom Inc. (NASDAQ: UTSI) today addressed media representatives and wireless industry analysts by showcasing the company’s two new entry-level handsets and providing an overview of the 2006 product roadmap.

“We are enthusiastic about the customer traction we are seeing for our product portfolio so far this year,” said Philip Christopher. “In fact, we are particularly pleased with shipments in the first quarter of 2006 and believe that Q1 shipments for the Personal Communications Division will exceed those of the first quarter of 2005.”

During his discussion, Mr. Christopher previewed the following new products, which are on exhibit at the show:

•                  The CDM7025—An entry-level CDMA handset manufactured by UTStarcom

•                  The CDM7075—An entry-level camera phone, also manufactured by UTStarcom

•                  A water resistant, shock proof handset from Casio Hitachi

Mr. Christopher noted that the division’s UTStarcom manufactured products are also off to a good start. “We have shipped more UTStarcom manufactured handsets already in 2006 than we did in all of 2005. In addition to the two handsets we are launching at CTIA, we have plans for two additional UTStarcom produced handsets later this year,” Mr. Christopher noted.

UTStarcom Personal Communications is exhibiting its products in booth number 1106 at CTIA Wireless 2006 at the Las Vegas Convention center.

About UTStarcom

UTStarcom Personal Communications is changing the way the world communicates through innovative wireless technology applications that deliver practical, reliable and flexible communications solutions to improve professional productivity and enhance personal lifestyles.

UTStarcom Personal Communications (formerly Audiovox Communications Corp.) provides wireless communications devices including handsets, PocketPCs and wireless broadband modems to carriers throughout North and South America and supplies every CDMA carrier in the U.S. and Canada. The company’s products are manufactured by its parent company, UTStarcom, Inc. (NASDAQ: UTSI), and by third-party original equipment manufacturers. UTStarcom Personal Communications Division is based in Hauppauge, New York, and maintains offices and support facilities throughout the U.S., Canada and Latin America.

UTStarcom, Inc. is a global leader in IP access networking solutions and international service and support. The company sells its wire line, wireless, optical and switching solutions to operators around the world. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, Korea and India.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding shipments for the Personal Communications Division in the first quarter of 2006 exceeding those of the first quarter of 2005, expected shipments of UTStarcom manufactured handsets during 2006 and plans to launch two additional UTStarcom produced handsets later this year. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially, including rapidly changing technology, the changing nature of global telecommunications markets, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.